Exhibit 99.1

FOR IMMEDIATE RELEASE

Nikola Appoints Bruce Smith to Board of Directors

PHOENIX, October 29, 2020 — Nikola Corporation (NASDAQ: NKLA) today announced that it has appointed Bruce Smith as a new independent director.

Smith has more than 30 years of leadership experience in manufacturing operations, having led numerous companies and has a history of driving business and financial outperformance. He is currently the Chairman and Chief Executive Officer of Detroit Manufacturing Systems (DMS), a Tier 1 component manufacturer for global automotive brands with approximately $1 billion in annual revenue. Prior to joining DMS, Smith worked closely with leading private equity firms and entrepreneurs, holding key executive management positions, including president and CEO of BTM Company, a global leader of precision engineered tooling and production equipment. Earlier in his career, he served as president and CEO of Elyria & Hodge Foundries, president and COO of Guilford Mills, president and CEO of automotive supplier Piston Group, and president and COO of United Plastics Group.

“Bruce is a highly respected and proven leader, and we are excited to have him join the Nikola Board,” said Steve Girsky, Chairman of Nikola’s Board of Directors. “With an unmatched understanding of today’s manufacturing landscape, deep financial acumen and proven expertise in overseeing large operations, he is uniquely qualified to bring fresh perspectives to our diverse Board. We are confident that Bruce’s valuable perspective and insights will help the Board and management team execute on its strategic and business priorities.”

“I am pleased to join the Nikola Board of Directors,” said Smith. “Nikola has a compelling vision for the future of the trucking industry as it executes its strategy to create an ecosystem integrating next-generation truck technology, hydrogen fueling infrastructure and maintenance. I look forward to partnering with my fellow Board members and management as we work to deliver on this vision for Nikola and create value for shareholders.”

ABOUT NIKOLA CORPORATION:

Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information, visit www.nikolamotor.com or Twitter @nikolamotor.

SELL-SIDE ANALYST / INSTITUTIONAL INVESTOR INQUIRIES:

Kim Brady

kim.brady@nikolamotor.com

MEDIA CONTACTS:

Nicole Rose

nicole.rose@nikolamotor.com

480-660-6893

Colleen Robar

crobar@robarpr.com

313-207-5960

Tim Lynch / Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449